UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Publicis S.A. (1)
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   (Last)                            (First)              (Middle)

133 avenue des Champs Elysees
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                                    (Street)

75008 Paris, France
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

True North Communications Inc.

Trading Symbol: TNO
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

Fiscal Year Ending December 31, 1998
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5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Reporting
     (check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock, par value                                                                          For year ending  D
$.33-1/3 ("Common Stock")                                                                        12/31/98:
                                                                                                    4,658,000 (2)
                                                                                                 For year ending
                                                                                                 12/31/97:
                                                                                                    4,658,000 (2)

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

*If the form is filed by more than one reporting person, see instructions 4(b)(v).


                                                                          (Over)
(Form 5-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

(1) This Form 5 is being filed by Publicis S.A. ("Publicis"), a societe anonyme organized under the laws of the Republic of France.

(2) Publicis inadvertently failed to file a Form 5 for the previous fiscal year of the True North Communications Inc. (the "Company"). Accordingly, pursuant to Instruction 4(a)(i)(C), this Form 5 discloses all transactions that ought to have been reported on either a Form 3 or a Form 4 during either of the Company's last two fiscal years (i.e., the fiscal years ending, respectively, on December 31, 1998 and December 31, 1997).


PUBLICIS S.A.


By:  /s/ Jean-Paul Morin                                      March 4, 1999
---------------------------------------------            -----------------------
Name:  Jean-Paul Morin                                           Date
Title: Secretaire general


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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